Woodland Hatchery, Inc.

Purchase Agreement

July 1, 2001

This agreement is made and entered into by and between, Woodland Hatchery, Inc., (Seller) and Winterton Ranches (Buyer), on the date indictated above.

Whereas Winterton Ranches desires to purchase fish for its fly fishing operations and Woodland Hatchery desires to produce and sell fish for such purposes, it is therefore agreed,

Winterton Ranches will purchase fish (trout) from Woodlands Hatchery as listed below:

10,000 pounds of Brown Trout or Rainbow Trout subject to availability between July 1, 2002 and July 1, 2004 in the amounts listed below:

2000 pounds at or about July 1, 2002

4000 pounds at or about July 1, 2003

4000 pounds at or about July 1, 2004

TERMS AND CONDITIONS

1) The Buyer agrees to purchase at the "market price" the amounts of fish as listed above within fourteen (14) days of the Sellers notification that the fish are available.

2) The Buyer understands that the available date is an estimated date. The Seller guarantees availability about or during the months listed above.

3) All fish will be made available at Seller's property and Buyer will be responsible for all expenses related to transporting the fish to Buyer's location. Seller is not responsible for the fish during transport.

4) All fish will be sold upon good and cleared funds.

5) This agreement shall be governed by the laws of the State of Utah.

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Woodland Hatchery, by Cody Winterton.

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Woodland Ranches, by Seth Winterton